THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                              DATED AUGUST 8, 1994,
                          AS AMENDED NOVEMBER 11, 2009
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                             AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.


Portfolio                         Class of Shares                       Fee

Edgewood Growth Fund                   Retail                          0.25%
HGK Equity Value Fund                                                  0.25%
UA S&P 500 Index Fund                    II                            0.10%
WHG LargeCap Value Fund            A Class Shares                      0.25%
WHG Income Opportunity Fund        A Class Shares                      0.25%